Amendment #2

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE September 30, 2002

Between

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

MUNICH AMERICAN REASSURANCE COMPANY

(THE REINSURER)

The parties hereby agree to the following:

SCHEDULE B, Section 1, STANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

1.	STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk will be the product of the reinsurance factor, a grading factor and the June 14, 2001 version of the sex and smoker distinct, age last birthday, 2001 Valuation Basic Table attached to this Schedule B.

The reinsurance factors vary by underwriting basis (Fully Underwritten, Simplified Issue, Guaranteed Issue) and underwriting class (Select Preferred, Preferred and Standard). The factors for the Select Preferred and Preferred Classes will be applied to the Non-Smoker Valuation Basic Table rates, and the factors for the Standard Class will be applied to the Smoker rates.

The standard annual reinsurance factors for (1) all cessions of automatic reinsurance and (2) cessions of facultative reinsurance in the amount of $10 million or less, are shown in the following tables:

For policies issued 12/31/2006 and earlier:

Underwriting Basis	Select Preferred (non-smoker)	Preferred (non-smoker)	Standard (smoker)
Fully Underwritten	.570	.630	.750
Simplified Issue	.540	.630	.690
Guaranteed Issue	.640	.730	.800

The standard annual reinsurance factors for cessions of facultative reinsurance in excess of $10 million, are shown in the following table:

Underwriting Basis	Select Preferred (non-smoker)	Preferred (non-smoker)	Standard (smoker)
Fully Underwritten	.627	.693	.825
Simplified Issue	.594	.693	.759
Guaranteed Issue	.768	.876	.960

Y-PS3-2002-MARC-PLNJ-2

For policies issued 1/1/2007 and later:

Underwriting Basis	Select Preferred (non-smoker)	Preferred (non-smoker)	Standard (smoker)
Fully Underwritten	.630	.690	.720
Simplified Issue	.580	.670	.670
Guaranteed Issue	.690	.770	.730

The standard annual reinsurance factors for cessions of facultative reinsurance in excess of $10 million, are shown in the following table:

Underwriting Basis	Select Preferred (non-smoker)	Preferred (non-smoker)	Standard (smoker)
Fully Underwritten	.690	.760	.790
Simplified Issue	.640	.740	.740
Guaranteed Issue	.830	.920	.880

For all policies:

The grading factors vary by underwriting basis (Fully Underwritten, Simplified Issue, Guaranteed Issue) and duration and are shown in the following table:

Policy Year	Fully Underwritten	Simplified Issue	Guaranteed Issue
1	100.00%	150.00%	175.00%
2	100.00%	147.50%	171.25%
3	100.00%	145.00%	167.50%
4	100.00%	142.50%	163.75%
5	100.00%	140.00%	160.00%
6	100.00%	137.50%	156.25%
7	100.00%	135.00%	152.50%
8	100.00%	132.50%	148.75%
9	100.00%	130.00%	145.00%
10	100.00%	127.50%	141.25%
11	100.00%	125.00%	137.50%
12	100.00%	122.50%	133.75%
13	100.00%	120.00%	130.00%
14	100.00%	117.50%	126.25%
15	100.00%	115.00%	122.50%
16	100.00%	112.50%	118.75%
17	100.00%	110.00%	115.00%
18	100.00%	107.50%	111.25%
19	100.00%	105.00%	107.50%
20	100.00%	102.50%	103.75%
21+	100.00%	100.00%	100.00%

Y-PS3-2002-MARC-PLNJ-2

Y-PS3-2002-MARC-PLNJ-2

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2007.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	MUNICH AMERICAN REASSURANCE COMPANY

By:	____________________________	By:	______________________________

Title: ____________________________	Title: ______________________________

Date: ____________________________	Date: _____________________________

By:	____________________________	By:	______________________________

Title: ____________________________	Title: ______________________________

Date: ____________________________	Date: ______________________________

Y-PS3-2002-MARC-PLNJ-2